UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 22, 2015

FBEC Worldwide, Inc.

(Exact name of registrant as specified in its charter)

714-462-9404

(Registrant's telephone number, including area code)

Wyoming	000-52297	47-3855542
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

1621 Central Ave

Cheyenne, WY 82001

(Address of principal executive offices) (Zip Code)

____________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On July 16, 2015, the Company issued a 10% interest bearing Convertible Promissory Note in the principal amount of $98,500 to Beaufort Capital Partners LLC, a New York Limited Liability Company("BCP"). The note includes an Original Issuer Discount (OID) of $9,500, and the Company received $89,000. Pursuant to the terms of the convertible promissory note, the 6 month maturity date is January 16, 2016 and the holders have the right to convert any portion of the principal amount thereof at a 35% discount to the lowest intra-day trading price within the twenty (20) trading days prior to a Conversion Notice submitted to the Issuer’s Transfer Agent.

Section 8.01 Other Events

In connection with the Board Meeting on July 20, 2015 of FBEC Worldwide Inc., a Wyoming Corporation, the Board has agreed to amend the Retainer Agreement between the Company and William Haseltine regarding legal counsel services. The agreement will include the following amendment; whereas, the Company has issued a Convertible Note in the amount of $200,000. The note will include 8% interest, and the amount cannot be converted to shares until on or after the Maturity Date. The conversion features of the note will be 75% of the average closing price during the previous 20 days prior to conversion.

In connection with the Board Meeting on July 20, 2015 of FBEC Worldwide Inc., a Wyoming Corporation, the Board has agreed to amend the Convertible Note with G. Randall and Sons, Inc. regarding the INTELLECTUAL PROPERTY PURCHASE AGREEMENT dated June 29, 2015 whereas in consideration for the sale by Seller of the Purchased Assets to Buyer, at the Closing, Buyer shall pay to Seller the amount of FIFTY THOUSAND DOLLARS ($50,000.00) (the “Purchase Price”), in the form of a $15,000 down payment in cash wired to the Seller’s bank account, and $35,000 in the form of an 8% Convertible Note with a 6 month maturity, whereas the Seller may convert the note at 75% of the average of the closing price 20 days previous to conversion. The Convertible Note has been amended to specify that the shares will be issued on or after the Maturity Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FBEC WORLDWIDE, INC.

/s/ Robert S. Sand

Robert Sand, Chairman and Chief Executive Officer

July 22, 2015